Exhibit 10.1

Derma Sciences, Inc.

2012 Director Compensation Program

The 2012 Director Compensation Program of Derma Sciences, Inc. (the “Company”), effective May 1, 2012, applies to the Company’s directors upon election or appointment to the Board of Directors of the Company (the “Board of Directors”).

General Board of Directors Service -- Equity

•	Upon election or appointment, outside directors receive options to purchase 15,000 shares of common stock of the Company (“Common Stock”) at a price per share equal to the closing price of the Common Stock on the trading date immediately preceding the option grant.
•	For each year of service, outside directors, except for the lead director, receive (i) options to purchase 6,000 shares of Common Stock at a price per share equal to the closing price of the Common Stock on the trading date immediately preceding the option grant and (ii) 3,000 restricted stock units.
•	For each year of service, the lead director receives (i) options to purchase 8,000 shares of Common Stock at a price per share equal to the closing price of the Common Stock on the trading date immediately preceding the option grant and (ii) 4,000 restricted stock units.

General Board of Directors Service – Cash

For each year of service, each outside director also receives a $35,000 annual cash payment, payable quarterly in equal amounts, except for the lead director, who receives a $60,000 annual cash payment, payable quarterly in equal amounts.

Committee Service

•	The chairperson of the Audit Committee, the chairperson of the Compensation Committee and the chairperson of the Nominating and Corporate Governance Committee receive additional annual compensation of $12,000, $12,000 and $6,000, respectively, payable quarterly in equal amounts.
•	Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee receive additional annual compensation of $4,000, $4,000 and $2,500, respectively, payable quarterly in equal amounts.

•	In connection with special committees (in addition to those committees discussed previously) that the Board of Directors may form from time to time in connection with various transactions or undertakings, the Board of Directors may award compensation to the directors, in its discretion, for membership on such special committees.

Inside Directors

Inside directors receive no compensation for their services as directors.

Expenses

All directors are reimbursed for expenses incurred in connection with each Board of Directors and committee meeting attended.